Filed pursuant to Rule 433

Registration Statement No. 333-185462

November 18, 2014

United Mexican States

Final Terms and Conditions

3.600% Global Notes due 2025

Issuer:	United Mexican States

Transaction:	3.600% Global Notes due 2025 (the “Notes”)

Issue Currency:	U.S. Dollar

Issue Size:	U.S. $2,000,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	January 30, 2025

Pricing Date:	November 18, 2014

Settlement Date:

November 25, 2014 (T+5)

It is expected that delivery of the Notes will be made against payment therefor on the fifth day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	3.600%

Coupon Payment Frequency:	Semiannual (long first coupon)

Issue price:	99.335%, plus accrued interest, if any, from November 25, 2014

Yield:	3.678%

Re-offer Spread over Benchmark:	+135bps

Reference Benchmark:	UST 2.250% due November 15, 2024 (price: 99-10 and yield: 2.328%)

Interest Payment Dates:	January 30 and July 30 of each year, commencing July 30, 2015 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make Whole Call calculated at Treasuries +20 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $1,986,700,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Underwriters Discount:	0.18%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

CUSIP/ISIN:	91087B AA8/US91087BAA89

Joint Bookrunners/Allocation:	Goldman, Sachs & Co. (U.S. $1,000,000,000) J.P. Morgan Securities LLC (U.S. $1,000,000,000)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November 10, 2014 and a prospectus supplement dated November  17, 2014 accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514405539/d816959d424b2.htm and http://www.sec.gov/Archives/edgar/data/101368/000119312514415239/d816959d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2013 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841d18k.htm; http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841dex99d.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841dex99e.htm.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526 or J.P. Morgan Securities LLC toll free at 1-866-846-2874.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.